Exhibit 99.3

SEVCON, INC.

FORM OF LETTER TO BROKERS AND OTHER NOMINEE HOLDERS

Up to $10,008,250 of Shares of Series A Convertible Preferred Stock Issuable
Upon Exercise of Transferable Subscription Rights

This letter is being distributed to broker-dealers, trust companies, banks and other nominees in connection with the offering by Sevcon, Inc. (the “Company”) of transferable rights (the “Rights”) to subscribe for shares of the Company’s Series A Convertible Preferred Stock, par value $0.10 per share (“Series A Preferred”), by stockholders of record (“Record Date Stockholders”) as of 5:00 p.m., Eastern Daylight Time, on July 25, 2014 (the “Record Date”).

The Company is issuing the Rights on the terms and subject to the conditions described in the Company’s prospectus (the “Prospectus”). The Rights may be exercised by holders thereof (the “Rights Holders”) at any time during the subscription period, which commences on August 6, 2014 and ends at 5:00 p.m., Eastern Daylight Time, on September 8, 2014, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”). The Rights are transferable and are listed for trading on the NASDAQ Capital Market under the symbol “SEVRR” until the Expiration Date.

The Company will distribute to you one transferable right for every share of common stock that you hold for clients on the Record Date. As described in the Prospectus, each Right entitles the Holder to purchase 0.13022 shares of Series A Preferred at the subscription price of $21.50 per whole share (the “Subscription Right”).

Holders who fully exercise their Basic Subscription Rights will be entitled to subscribe for additional shares that remain unsubscribed as a result of any unexercised rights (the “Over-Subscription Right”). If sufficient remaining shares of Series A Preferred are available, all over-subscription requests will be honored in full. If requests for shares of Series A Preferred pursuant to the Over-Subscription Right exceed the shares of Series A Preferred available, the remaining shares of Series A Preferred will be prorated among those who properly exercised Over-Subscription Rights in proportion to their respective Basic Subscription Rights. Rights may only be exercised for whole numbers of shares; no fractional shares of Series A Preferred will be issued in this offering.

We are asking persons who hold shares of the Company’s common stock beneficially, and who have received the Rights distributable with respect to those shares through a broker-dealer, trust company, bank or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

If you exercise the Over-Subscription Right on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Right, as to the aggregate number of Rights that have been exercised pursuant to the Subscription Right, whether the Rights exercised pursuant to the Subscription Right on behalf of each beneficial owner for which you are acting have been exercised in full and the number of shares of Series A Preferred being subscribed for pursuant to the Over-Subscription Right by each beneficial owner of Rights on whose behalf you are acting.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	Instructions for Use of Transferable Subscription Rights;

3.	A Form of letter which may be sent to beneficial holders of the Company’s common stock; and

4.	A Form of Notice of Guaranteed Delivery.

Rights not exercised at or before 5:00 p.m., Eastern Daylight Time, on the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from the Information Agent, Broadridge Corporate Issuer Solutions, Inc., toll-free at the following telephone number: (855) 793-5068.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.